Exhibit 5.3

June 29, 2017

XL Group Ltd

XLIT Ltd.

O’Hara House, One Bermudiana Road

Hamilton HM 08, Bermuda

Re:	XLIT Ltd. Fixed to Floating Rate Subordinated Notes due 2047

Ladies and Gentlemen:

We have acted as special United States counsel to XL Group Ltd, a Bermuda exempted company (the “Guarantor”), in connection with the public offering by XLIT Ltd., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), of €500,000,000 aggregate principal amount of the Company’s Fixed to Floating Rate Subordinated Notes due 2047 (the “Subordinated Notes”) to be issued under the indenture, dated as of March 30, 2015 (the “Base Indenture”), among the Company, XL Group plc (the “Original Guarantor”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of March 30, 2015 (the “First Supplemental Indenture”), among the Company, the Original Guarantor and the Trustee, the Second Supplemental Indenture, dated as of July 25, 2016 (the “Second Supplemental Indenture”), among the Company, the Guarantor, the Original Guarantor and the Trustee, the Third Supplemental Indenture, dated as of August 3, 2016 (the “Third Supplemental Indenture”), among the Company, the Guarantor, the Original Guarantor and the Trustee, and the Fourth Supplemental Indenture, dated as of June 29, 2017 (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Guarantor and the Trustee. The Indenture provides that the Subordinated Notes are to be guaranteed by the Guarantor (such guarantee, together with the Subordinated Notes, the “Securities”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(i)	the registration statement on Form S-3ASR (File No. 333-199842) of the Company and the Guarantor relating to debt securities and other securities of the Company and the Guarantor filed on November 4, 2014 with the Securities and Exchange Commission (the “Commission”) under the Securities Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), and Post-Effective Amendment No. 1 thereto filed with the Commission on July 25, 2016, including the information deemed to be a

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part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

(ii)	the prospectus, dated July 25, 2016 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(iii)	the preliminary prospectus supplement, dated June 19, 2017 (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(iv)	the prospectus supplement, dated June 22, 2017 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(v)	an executed copy of the Underwriting Agreement, dated June 22, 2017 (the “Underwriting Agreement”), among Barclays Bank PLC, Credit Suisse Securities (Europe) Limited, Goldman Sachs & Co. LLC and HSBC Bank plc, as representatives of the several underwriters named in Schedule I to the Underwriting Agreement (the “Underwriters”), the Company and the Guarantor, relating to the sale by the Company and the Guarantor to the Underwriters of the Securities;

(vi)	the global certificate evidencing the Subordinated Notes registered in the name of USB Nominees (UK) Limited (the “Note Certificate”) delivered by the Company to the Trustee for authentication and delivery;

(vii)	an executed copy of the Base Indenture; and

(viii)	an executed copy of the Fourth Supplemental Indenture, including Section 2.9 thereof that provides that the Subordinated Notes are entitled to the benefits of the guarantee obligations of the Guarantor contained in Article XI of the Base Indenture (the “Guarantee”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Guarantor and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, the Guarantor and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all

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documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, the Guarantor and others and of public officials, including the factual representations and warranties contained in the Underwriting Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York (the “Opined on Law”).

As used herein, “Transaction Agreements” means the Underwriting Agreement, the Indenture and the Note Certificate.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.            When duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Note Certificate will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms under the laws of the State of New York.

2.            The Guarantee, when the Note Certificate is duly authenticated by the Trustee and is issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, will constitute the valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms under the laws of the State of New York.

The opinions stated herein are subject to the following qualifications:

(a)          the opinions stated herein are limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)          we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Agreements or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)          except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Agreements constitutes the valid and binding

XL Group Ltd

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June 29, 2017

obligation of each party to such Transaction Agreement, enforceable against such party in accordance with its terms;

(d)          we do not express any opinion with respect to the enforceability of Section 8.5 of the Indenture to the extent that such section purports to bind the Company and the Guarantor to the exclusive jurisdiction of any particular federal court or courts;

(e)          we do not express any opinion with respect to Section 2.15 or Article VII of the Fourth Supplemental Indenture;

(f)          we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Agreement relating to any indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations;

(g)          we call to your attention that irrespective of the agreement of the parties to any Transaction Agreement, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Agreement;

(h)          to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Agreement, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality;

(i)          we have assumed that Puglisi & Associates has accepted appointment as agent to receive service of process and call to your attention that we do not express any opinion if and to the extent such agent shall resign such appointment. Further, we do not express any opinion with respect to the irrevocability of the designation of such agent to receive service of process;

(j)          we do not express any opinion with respect to the enforceability of Article XI of the Base Indenture to the extent that such Article provides that the obligations of the Guarantor are absolute and unconditional irrespective of the enforceability or genuineness of the Indenture or the effect thereof on the opinions herein stated;

(k)         we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Agreement providing for indemnity by any party thereto against any loss in obtaining the currency due to such party under any Transaction Agreement from a court judgment in another currency; and

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(l)           we call to your attention that the opinions stated herein are subject to possible judicial action giving effect to governmental actions or laws of jurisdictions other than those with respect to which we express our opinion.

In addition, in rendering the foregoing opinions we have assumed that, at all applicable times:

(a)          each of the Company and the Guarantor (i) was duly incorporated and was validly existing and in good standing, (ii) had requisite legal status and legal capacity under the laws of the jurisdiction of its organization, and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Agreements to which the Company or the Guarantor is a party;

(b)          each of the Company and the Guarantor had the corporate power and authority to execute, deliver and perform all its obligations under each of the Transaction Agreements to which the Company or the Guarantor is a party;

(c)          each of the Transaction Agreements to which the Company or the Guarantor is a party had been duly authorized, executed and delivered by all requisite corporate action on the part of the Company and the Guarantor;

(d)          neither the execution and delivery by each of the Company and the Guarantor of the Transaction Agreements to which the Company or the Guarantor is a party nor the performance by each of the Company and the Guarantor of its obligations thereunder, including the issuance and sale of the Securities: (i) conflicted or will conflict with the articles of association, memorandum of association or any other comparable organizational documents of the Company or the Guarantor, (ii) constituted or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company, the Guarantor or their respective property is subject (except that we do not make the assumption set forth in this clause (ii) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K), (iii) contravened or will contravene any order or decree of any governmental authority to which the Company, the Guarantor or their respective property is subject, or (iv) violated or will violate any law, rule or regulation to which the Company, the Guarantor or their respective property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law);

(e)          neither the execution and delivery by the Company or the Guarantor of the Transaction Agreements to which the Company or the Guarantor is a party nor the performance by the Company and the Guarantor of its obligations thereunder, including the issuance and sale of the Securities, required or will require the consent, approval, licensing or authorization of, or

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any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction;

(f)          subsequent to the effectiveness of the Base Indenture, the Base Indenture has not been amended, modified, supplemented or otherwise modified (other than by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture); and

(g)          we have assumed that the choice of the Euro as the currency in which the Note Certificate is denominated does not contravene any exchange control or other laws of the European Union, and further we call to your attention that a court may not award a judgment in any currency other than U.S. dollars.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP